Exhibit 99.1

                                    PRESS RELEASE

                           GENESCO ANNOUNCES RESTRUCTURING
                          PLAN AND REVISED CREDIT AGREEMENT


          NASHVILLE, Tenn., Nov. 4, 1994 - Genesco Inc. (NYSE: GCO) today announced a restructuring plan designed to focus the Company's operations on its footwear business.

               The plan will involve charges of approximately $92.5

          million.  These charges will be included in the results for the third fiscal quarter ended Oct. 31, 1994, which will be reported later this month.  They include estimated asset writedowns,

          expenses associated with the closing of certain facilities and employee related costs and benefits.

               David M. Chamberlain, president and chief executive officer,

          said implementation of the plan will begin immediately.  "All phases are expected to be completed during the fiscal year ending

          Jan. 31, 1996.  The Company's on-going business lines will be

          Johnston & Murphy, Jarman, Journeys, Dockers Footwear, Nautica

          Footwear, Laredo Boot Company and Volunteer Leather Company.

          These operating units represented $392 million, or 68% the

          Company's net sales of $573 million in the fiscal year ending

          Jan. 31, 1994.  As a result of the decision to strategically focus on these business lines, we will be divesting both the

          Mitre soccer business and University Brands children's shoes."

               Chamberlain said, "Mitre is a recognized and successful

          international brand in the growing worldwide soccer business.

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          We believe its established reputation will make it an attractive acquisition opportunity for a strategic buyer with international expertise and financial resources."

               "An important element of this restructuring also includes

          the decision to divest the men's tailored clothing business.

          Although our Greif and GCO Apparel operations contributed $105.0 million in sales in fiscal 1994, the capital now invested in the apparel business can be more productively employed in our

          footwear operations."

               Chamberlain added, "We are actively exploring alternatives which will result in the continuation of the Greif tailored clothing line and the Career Apparel and GCO Apparel Businesses through the operations of others."

               The Company also announced that the current limit of its

          revolving credit agreement has been reduced from $100 million to

          $65 million to reflect the downsizing and the borrowing

          requirements of the ongoing footwear operations.  Genesco

          presently has outstanding borrowings and commitments totalling approximately $44 million through that credit facility.  Certain covenants of the credit agreement have also been adjusted to reflect the impact of the restructuring charge on the third quarter results as well as the expected future performance of the continuing businesses.  The limit under the credit agreement will be reduced to $50 million following April 1995, and is subject to further reductions in case of certain asset sales.  The

          expiration of the amended agreement remains August 1996.

               Genesco, headquartered in Nashville, is a consumer products company which manufactures and markets footwear.